Energy XXI Announces Concurrent Offerings of Common
Stock and Convertible Perpetual Preferred Stock

HOUSTON – Oct. 27, 2010 – Energy XXI (Bermuda) Limited (NASDAQ: EXXI) (AIM: EXXI) today announced it has commenced, subject to market conditions, concurrent underwritten public offerings of 9.5 million shares of its common stock and $200 million (800,000 shares) of convertible perpetual preferred stock.  The company also intends to grant the underwriters a 30-day option to purchase up to 1.425 million additional shares of its common stock and 120,000 additional shares of its preferred stock to cover over-allotments, if any.

Energy XXI intends to use the net proceeds from these offerings to purchase approximately $119 million aggregate principal amount of its 16% Second Lien Junior Secured Notes due 2014 and to repay approximately $91.5 million of revolving credit facility debt. The remainder of the net proceeds will be used to for general corporate purposes, including the repayment of debt, to fund capital expenditures and acquisitions.

The closing of the common stock offering and the preferred stock offering are not contingent upon each other.

UBS Securities LLC and Credit Suisse Securities (USA) LLC will act as joint book-running managers for the common stock offering, and UBS Securities LLC, BNP Paribas Securities Corp. and RBS Securities Inc. will act as joint book-running managers for the preferred stock offering. The offerings are being made only by means of a prospectus and related prospectus supplements.

Copies of the prospectus and related prospectus supplement for the common stock offering may be obtained from UBS Securities LLC, Attn: Prospectus Dept., 299 Park Avenue, New York, NY 10171, Telephone: 888-827-7275 and Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 800-221-1037.

Copies of the prospectus and related prospectus supplement for the preferred stock offering may be obtained from UBS Securities LLC, Attn: Prospectus Dept., 299 Park Avenue, New York, NY 10171, Telephone: 888-827-7275, BNP Paribas Securities Corp., Convertible Desk, 787 Seventh Avenue, New York, NY 10019, Telephone: (212) 471 6667, and RBS Securities Inc. Attn: René Mijné, 600 Washington Boulevard, Stamford, CT 06901, Tel: 203-897-4677.

An electronic copy of each of the prospectus supplements is available from the Securities and Exchange Commission’s website at www.sec.gov.

The shares of common stock and preferred stock are being offered pursuant to an effective shelf registration statement that the Company previously filed with the U.S. Securities and Exchange Commission. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the common stock and convertible preferred stock and the expected use of proceeds from both proposed offerings.  These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore.  Seymour Pierce is Energy XXI’s listing broker in the United Kingdom.

Enquiries of the Company

Energy XXI	Pelham Bell Pottinger
Stewart Lawrence Vice President, Investor Relations and Communications 713-351-3006 slawrence@energyxxi.com	James Henderson jhenderson@pelhambellpottinger.co.uk Mark Antelme mantelme@pelhambellpottinger.co.uk +44 (0) 20 7861 3232

Seymour Pierce – UK AIM Adviser
Jonathan Wright/ Jeremy Porter – Corporate Finance Richard Redmayne – Corporate Broking Tel: +44 (0) 20 7107 8000